                                                                    EXHIBIT 10.6

                              ASSIGNMENT AGREEMENT

    THIS ASSIGNMENT AGREEMENT made as of the 31th day of BOSTON (USA), INC., a Delaware corporation, having an address at 277 Park Avenue, New York, New York 10172 (successor in interest to Donaldson Lufkin & Jenrette, Inc; "ASSIGNOR"), and THE CHASE MANHATTAN BANK, a New York banking corporation having an address at Two Chase Manhattan Plaza, New York, New York 10017 ("ASSIGNEE").

                                   BACKGROUND

    WHEREAS, Assignor is the (i) tenant under that certain lease more particularly described on "Exhibit A attached hereto and made a part hereof (as so amended, the "CSFB LEASE") between 277 Park Avenue, LLC (as successor-in-interest to Stanley Stahl D/B/A Stahl Park Avenue Co.; "LANDLORD"), as landlord, and Assignor, as tenant, of certain premises located at 277 Park Avenue, New York, New York (the "BUILDING"), which premises are more particularly described in the Lease (the "CSFB LEASED PREMISES"), and
(ii) current holder of the leasehold interest under that certain Lease, dated as of August 15, 1986, by and between Landlord and The Mitsui Bank, Ltd. (predecessor-in-interest to The Sakura Bank, Ltd.; "SAKURA"), as amended pursuant to that certain Amendment of Lease, dated as December 27, 1989, by and between Landlord and Sakura, as further amended pursuant to that certain Second Amendment of Lease, dated as of December 28, 1992, by and between Landlord and Sakura, as further amended pursuant to that certain Third Amendment of Lease, dated as of March 8,1995, by and between Landlord and Sakura (the "SAKURA LEASE"; collectively, the CSFB Lease and the Sakura Lease are hereinafter the "Lease") leasing certain premises located at the Building, which premises are more particularly described in the Lease (the "SAKURA LEASED PREMISES"; collectively, the CSFB Leased Premises and the Sakura Leased Premises, are hereinafter the "LEASED PREMISES").

    WHEREAS, Assignor desires to assign and Assignee desires to acquire all of Assignor's right, title and interest in the Lease pursuant to the terms more particularly described herein.

    NOW, THEREFORE, in consideration of the mutual covenants set forth in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the patties to this Assignment, the parties agree as follows:

    1. ASSIGNMENT. Assignor for the sum of $360,500,000 (the "PAYMENT"), hereby assigns to Assignee, as of the date upon which this Assignment is released from escrow (the "EFFECTIVE DATE") pursuant to that certain Escrow Agreement, dated as of the date hereof, by and among, Assignor, Assignee and Skadden, Arps, Slate, Meagher & Flom LLP, as escrow agent, all of Assignor's right, title and interest in, to and under the Lease and the leasehold estate created pursuant to the Lease (excluding therefrom that certain (i) Amended and Restated Lease Agreement (Project Property), dated August 1, 1995, by and between New York City Industrial Development Agency ("IDA") and Assignor, as successor in interest to the original lessee thereunder, and (ii) Amended and Restated Company Lease Agreement (Facility Realty), dated August 1, 1995, by and between IDA,and Assignor, as successor in interest to the original lessee thereunder (collectively,,the "IDA SUBLEASE"), provided, however, that the IDA Subleases shall become subject and subordinate to the Sublease (as hereinafter defined)), and including without limitation all rights, powers and privileges of Assignor as the tenant under the Lease, except for Assignor's right to any overpayment of additional rent and any other sums reimbursable under the Lease in respect of any time period prior to the Effective Date. Assignor and Assignee agree that a portion of the Payment in an amount equal to (i) $125,000,000 shall be allocable to leasehold improvements, and (ii) $40,000,000 shall be allocable to personal property. The payment of the Payment shall satisfy Assignee's obligation to make payment under the Bill of Sale (as hereinafter defined) executed in connection herewith. Assignee shall pay the Payment to Assignor on the Effective Date (the "PAYMENT DATE") by wire transfer of immediately available federal funds wired to Citibank, ABA#021000089, A/C CSFB written notice of the date of delivery of the Initial Space, Second Space, any Partial Block (the "PARTIAL BLOCK DELIVERY DATE") or of the Remainder Space in the event of such delivery shall be on a date other than the scheduled delivery date set forth on EXHIBIT B. From and after the Effective Date, Assignee shall sublease to Assignor, pursuant to the
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sublease agreement attached hereto as EXHIBIT C (the "SUBLEASE"), all portions of the Leased Premises which have not been delivered to Assignee on the Effective Date.

    3. ASSUMPTION. Except as otherwise provided herein, from and after the Effective Date, Assignee assumes all of the obligations of Assignor under the Lease, and agrees to be personally bound by all of the terms, covenants and conditions of the Lease, and to perform all of the duties and obligations of Assignor under the Lease, in each case to the extent they arise from events occurring on and after the Effective Date. As between Assignor and Assignee, Assignee is not assuming the obligation to pay rent, additional rent and any other sums payable under the Lease with respect to any time period prior to the Effective Date.

    4.  ADJUSTMENTS.

    (a) If the Effective Date is other than the first day of a calendar month, Assignor shall pay the rent and additional rent due for the month in which the Effective Date falls. All rent and additional rent and other sums and charges payable in accordance with the provisions of the Lease will be apportioned between Assignor and Assignee as of the Effective Date so that Assignor shall be obligated for such amounts prior to the Effective Date and Assignee shall be obligated for such amounts for the period commencing on the Effective Date through and including the last day of such month,

    (b) In the event Assignor delivers any part of the Leased Premises prior to the scheduled delivery dates set forth on EXHIBIT B ("EARLY DELIVERY SPACE"), then the Payment shall be adjusted (the "NEW PAYMENT") pursuant to the same calculations utilized to determine the original Payment and any such adjustment shall be payable by Assignee within thirty (30) days after the Delivery Date (as hereinafter defined) of the applicable Early Delivery Space. Accordingly, the Payment shall be increased on a per diem basis for each day, from the actual delivery of such space to the scheduled delivery date, in an amount equal to the product of (i) the rentable square feet of each such Early Delivery Space, and (ii) the difference between (x) $0.22 (i.e. $78.50 per annum stated on a per diem basis), and (y) the Existing Rent (as hereinafter defined) for Early Delivery Space payable under the Lease stated on a per diem basis. "EXISTING RENT" shall mean the actual rental rate; (including escalations applicable thereto) for the particular Early Delivery Space then being delivered to Assignee.

    (c) In the event that at any time after the Effective Date, the rent, additional rent, taxes, or other components utilized in the calculation of the Payment shall be increased or decreased, whether by adjustment pursuant to the provisions of the Lease or by reason of tax certiorari proceedings or other similar process, then the Payment shall be adjusted accordingly, and any such adjustment shall be payable within thirty
       (30) days after receipt of a statement from the other party setting forth the calculation thereof.

    (d) (i) In the event Assignor delivers any part of the Initial Space after the scheduled delivery dates set forth on EXHIBIT B (any such portion of the Initial Space being hereinafter referred to as the "INITIAL LATE DELIVERY SPACE"), then the Payment shall be adjusted (the "INITIAL SPACE LATE PAYMENT") pursuant to the same calculations utilized to determine the original Payment, except as described below. Accordingly, the Payment shall be reduced on a per diem basis for each day following the scheduled delivery date for such Initial Late Delivery Space to the earlier to occur of (u) the actual delivery date of such space and (v) May 30, 2001, in an amount equal to the product of (w) the rentable square feet of such Initial Late Delivery Space and (x) the difference between (1) $0.22 (i.e. $78.50 per annum stated on a per diem basis), and (2) the Existing Rent for such Initial Late Delivery Space, stated on a per diem basis; provided that if the actual delivery date shall occur after May 30, 2001, then the Payment shall be reduced thereafter on a per diem basis for each day from May 31, 2001 to the actual delivery date of such,space, in an amount equal to the product of (y) the rentable square feet of such Initial Late Delivery Space, and (z) the difference between (1) $0.44 (i.e, $157.00 per annum stated on a per diem basis), and (2) the Existing Rent for such Initial Late Delivery Space, stared on a per diem basis.

    (ii) In the event Assignor delivers any part of the (i) Second Space or the Remainder Space after the scheduled delivery dates set forth on Exhibit E (any such portion of the Second Space or the Remainder Space being hereinafter referred to as the "Remainder Late Delivery Space"), then the Payment shall be adjusted (the a "Remainder Space Late Payment") pursuant to the same calculations utilized to determine the original Payment, except as described below. Accordingly, the Payment shall be reduced on a per diem basis for each day following the scheduled delivery date for such Remainder Late Delivery Space to the earlier to occur, of (u) the actual delivery date of such space and
         (v) July 30, 2002, in an amount equal to the product of (w) the rentable square feet of such Remainder Late Delivery Space, and
         (x) the DIFFERENCE BETWEEN (1) $0.22 (i.e. $78.50 per annum stated on a per diem basis), and (2) the Existing Rent for such Remainder Late Delivery Space, stated on a per diem basis; provided that if the actual delivery date shall occur after July 30, 2002, then the Payment shall be reduced thereafter on a per diem basis for each day from July 31, 2002 to the actual delivery date of such space, in an amount equal to the product of (y) the rentable square feet of such Remainder Late Delivery Space and (z) the difference between (1) $0,44 (i.e. $157.00 per annum stated on a per diem basis), and (2) the Existing Rent for such Initial Late Delivery Space, stated on a per diem basis,

   (iii) Any Initial Space Late Payment and Remainder Late Space Payment shall be payable by Assignor within thirty (30) days after receipt of Assignee's statement setting forth the calculation thereof. Any such payments by Assignor shall not modify or reduce Sublessee's obligation to pay all rent which becomes due and payable under THE SUBLEASE during the term thereof or any period during which Sublessee holds over after the expiration of the Term.

    (iv) In the event The Sumitomo Bank, Ltd. ("Sumitomo") does not exercise its option with respect to a portion of the fourth (4'h) floor, then the Payment shall be adjusted (the "Sumitomo Adjustment"), by increasing the Payment by an amount equal to Eight Million Six Hundred Forty Two Thousand Dollars ($8,642,000), which Sumitomo Adjustment shall be payable by Assignee to Assignor, on the earlier to occur of (i) thirty
         (30) days after notification by Sumitomo that it is declining to exercise its option with respect thereto, and (ii) July 15, 2001.

    (v) Assignee shall receive the benefit of the assignment of the 39th and 40th floors of the Building, pursuant to that certain Letter Agreement, dated as of January 24, 2001 (the "January 2001 Letter Agreement"), by and between Landlord and Assignor, The terms and provisions governing the assignment of such space shall be separate and apart from the terms and provisions set forth herein and are more particularly set forth in the January 2001 Letter Agreement. Accordingly, the provisions of this
        Section 4 shall not-apply to the delivery of such space.

    5. ADDITIONAL RENT. Assignor and Assignee each acknowledge and agree that Assignee shall, at its sole cost and expense, be responsible for verifying the Operating Expenses, electricity charges and Real Estate Taxes (collectively, such items are hereinafter referred to as the "Additional Rent") for the calendar years 2000, 2001 and 2002 pursuant to Sections 11 and 12 of the Lease, attributable to that portion of the Leased Premises delivered to Assignee during the calendar years 2001 and 2002, respectively. Notwithstanding the foregoing, Assignee agrees to (a) perform its review of such Additional Rent for such calendar years in good faith, (b) share with Assignor any information obtained by Assignee as a result of such review, (c) provide Assignor with copies of all documents and correspondence between Assignee and Landlord with respect to such Additional Rent, and (d) resolve and/or settle any dispute regarding such Additional Rent in a commercially reasonable manner consistent with the resolution of any dispute concerning Additional Rent attributable to other space leased by Assignee in the Building, except for such differences arising from different rights and differing expenses and charges under the Lease and the lease for other space leased by Assignee in the Building respectively. Assignor shall cooperate with Assignee in connection with Assignee's review of Additional Rent statements, including, without limitation, providing Assignee with access to Assignor's books and records with respect to Additional Rent under the Lease. Assignee shall, within fifteen (15) business days after receipt of any refund from Landlord, return to Assignor the (i) the full amount of any refunds obtained from Landlord with respect to Additional Rent which are attributable to the Leased Premises for the calendar year 2000, and (ii) proportionate amount of any refunds obtained from Landlord with respect to Additional Rent which are attributable to that portion of the Leased Premises for the portion of calendar years 2001 and 2002 which occurs prior to the date of delivery to Assignee of possession of the applicable portion of the Leased Premises in accordance with the terms of this Assignment (the "Delivery Date"). Notwithstanding the foregoing, Assignee shall be entitled to deduct from any refund received for such calendar years the actual reasonable costs incurred by Assignee in connection with the verification of such Additional Rent. Upon Assignor's request, Assignee shall provide Assignor with bills, receipts or other reasonable documentation evidencing such costs. Notwithstanding the foregoing, Assignee shall deliver to Assignor, promptly after receipt of the same from Landlord, copies of all statements relating to Additional Rent (x) with respect to any or all of the Leased Premises, for the period through the end of calendar year 2001 and the tax year 2001, 2002, or
(y) with respect to any portion of the Leased Premises for which the Delivery Date occurs after December 31, 2001, for the period prior to such Delivery Date. If Assignor disputes any items on such statements relating to Additional Rent in respect of the periods set forth in (x) and (y) above, Assignee shall cooperate with Assignor and shall in good faith exercise such rights as it has to dispute such items in accordance with the provisions of the Lease, at Assignor's sole cost and expense (provided, however, that if any such dispute relates to a period during which the parties each occupied the applicable portion of the Leased Premises, then the parties shall share the costs and expenses proportionately). Assignor shall have the right to have a representative present at all meetings and discussions with the Landlord which relate to any dispute regarding such Additional Rent.

    6.  REPRESENTATIONS.

(a) Assignor represents and warrants to Assign that:

       (i)A true, correct and complete copy of the Lease, excluding Exhibit U thereto, but including all amendments, letter agreements, consents, and non-disturbance agreements are attached as "Exhibit A to this Assignment and there are no other agreements or understandings, oral or otherwise, that would be binding on Assignee after the Effective Date.'

    (ii) The Lease is in full force and effect and has not been modified or amended except as described above.

   (iii) Assignor has received no notices, written or oral, alleging any default by Assignor under the Lease, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by Assignor under the Lease.

    (iv) Assignor has given no notices, written or oral, alleging any default by the Landlord under the Lease; and no event has occurred which, with the passage of time or the giving of notice of both would constitute a default by the Landlord under the Lease.

    (v) There are no defaults by Assignor and to the best of Assignor's knowledge there are no defaults by Landlord under the Lease, and to the best of Assignor's knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by Assignor or Landlord under the Lease.

    (vi) There are no suits, claims, actions, litigation or governmental proceedings pending, or to the best of Assignor's knowledge threatened, against or relating to the Leased Premises or Assignor which would reasonably be expected to adversely affect Assignor's ability to effectuate the transaction contemplated hereby or Assignee's ability to obtain and have the benefit of Tenant's rights under the Lease.

   (vii) The execution and delivery of this Assignment by Assignor has been duly authorized and once executed and delivered, this Assignment shall be binding against Assignor and shall be enforceable in accordance with its terms.

  (viii) No consent is required to authorize and permit the assignment of the Tease to Assignee,

    (ix) The Leased Premises are comprised of the premises as set forth on Exhibit attached hereto and made a part hereof.

    (x) To the best of Assignor's knowledge, the Building systems, including but not limited to, UPS systems, generators, fuel tanks and HVAC systems (collectively, such systems are hereinafter referred to as the "Dedicated Systems"), at the Leased Premises are in good working order and condition.

    (xi) Assignor shall assign, to the extent possible pursuant to the terms of the same, all warranties and service contracts relating to the Leased Premises.

   (xii) The IDA Documents referenced in the Lease and in Exhibit U to the Lease and the PILOT Agreement entered into in connection therewith, will not diminish Assignee's rights or increase Assignee's obligations, except to a de minimus extent, with respect to the Leased Premises or the Lease in any respect.

  (xiii) Except as indicated on Exhibit attached hereto, Assignor has no rights or options to occupy space in the Building other than as set forth in the Lease.

   (xiv) The Landlord Estoppel Certificate attached hereto as s Exhibit G is true and correct.

   (xv) To the best of Assignor's knowledge, the fuel tank has been operated and maintained in compliance with all applicable laws.

   (xvi) Assignor shall not cause a default under the lease assigned to Assignor by Sakura (with RESPECT to premises located on the 31th, 45th and 46th floors) that results in a termination of such lease.

    (b) Assignee represents and warrants to Assignor that

    (i) the execution and delivery of this Assignment by Assignee has been duly authorized and once executed and delivered, this Assignment shall be binding against Assignee and shall be enforceable in accordance with its terms.

    (ii) As of the dare hereof. Assignee has no knowledge (without the opportunity to inspect base building systems outside the Leased Premises) of any defaults by Assignor under the Lease, nor of any defects or non-compliance issues with respect to the Leased Premises.

    The representations and warranties of Assignor and Assignee under this Assignment shall be true and correct both on the date of this Assignment and on the Effective Date as though made by Assignor or Assignee respectively both on the date hereof and on each Effective Date and shall survive the Effective Date for a period of three (3) years from the last Delivery Date, provided, however that representations or warranties above which are contained in the Landlord Estoppel Certificate shall not survive beyond the date of the delivery by Landlord of such Landlord Estoppel Certificate, pursuant to the provisions of
Section 16(j) hereof.

    7. INDEMNITY. (a) To the extent not expressly prohibited by law, Assignor agrees to hold Assignee and its successors and assigns, if any, and their respective officers, directors, agents, servants and employees harmless and to indemnify each of them, against claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees that relate to (A) facts or circumstances arising prior to the last Delivery Date, including, without limitation, for injuries to all persons and damage to, or theft, misappropriation or loss of property occurring in or about the Leased Premises arising from Assignor's occupancy of the Leased Premises or the conduct of its business or from any activity work or thing done permitted or suffered by Assignor in or about the Leased Premises (other than that which is performed by or on behalf of Assignee) or from any breach or default on the part of Assignor in the performance of any covenant or agreement on the part of Assignor to be performed pursuant to the terms of this Assignment or the Lease or due to any other act or omission (where there is a duty to act) of Assignor, its agents, contractors, invitees, licensees or employees but only to the extent of Assignee's liability if any in excess of such amounts if any paid to Assignee under insurance covering such claims or liabilities. Assignor's obligation to indemnify Assignee hereunder shall include the duty to defend against any claims asserted by reason of any such claims of liabilities " and to any judgments settlements, costs, fees and expenses including attorneys fees reasonably incurred in connection therewith. The foregoing indemnity shall not include liability for consequential or punitive damages. The provisions of this Section shall survive the

Effective Date. Notwithstanding the foregoing, Assignor's indemnity with respect to a breach of Assignor's representations and warranties shall survive in accordance with the provisions of Section 6.

    (b) To the extent not expressly prohibited by law, Assignee agrees TO hold Assignor and its successors and assigns, if any, and their respective officers, directors, agents, servants and employees harmless and to indemnify each of them, that relate to facts or circumstances arising from and after the Effective Date, against claims, liabilities, losses, damages, costs and expenses including reasonable attorneys' fees including, without limitation, for injuries to all persons and damage to, or theft, misappropriation or loss of property occurring in or about the Leased Premises arising from Assignee's occupancy of the Leased premises or the conduct of its business or from any activity work or thing done permitted or suffered by Assignee in or about the Leased Premises or from any breach or default on the part of Assignee in the performance of any covenant or agreement on the part of Assignee to be performed pursuant to the terms of this Assignment or the Lease or due to any other act or omission (where there is a duty to act) of Assignee, its agents, contractors, invitees, licensees or employees but only to the extent of Assignor's liability if any in excess of such amounts if any paid to Assignor under insurance covering such claims or liabilities. Notwithstanding the foregoing, Assignee shall not be obligated to indemnify Assignor with respect to any claim or liability arising out of or relating to Assignor's interest under the Sublease and Assignor's possession of the Leased Premises after the Effective Date. Assignee's obligation to indemnify Assignor hereunder shall include the duty to defend against any claims asserted by reason of any such claims or liabilities and to any judgments settlements, costs, fees and expenses including attorney's fees reasonably incurred in connection therewith. The foregoing indemnity shall not include liability for consequential or punitive damages, The provisions of this Section 7(b) shall survive the Effective Date.

    8. TRANSFER AND OTHER TAXES. Within fifteen (15) days after the Effective Date, Assignor and Assignee are completing and executing the New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (TP-584) and a New York City Real Property Transfer Tax Return relating to the Assignment of the Lease. Assignor shall file the same with the appropriate governmental departments and shall pay all transfer taxes due, if any and hereby indemnifies and holds Assignee harmless from any liability, cost or expense arising from or relating to the payment of transfer taxes in connection with this Assignment. Assignee agrees to sign any supplemental transfer tax forms required to be completed and filed, from time to time, in connection with any adjustments to the Payment. The Indemnity contained in this SECTION 8 shall survive the Effective Date.

    9. BROKERS. Each of Assignor and Assignee represents that no broker other than CSFB Realty Corp, ("ASSIGNOR'S BROKER") and Insignia/ESG, Company, Inc. ("ASSIGNEE'S BROKER") brought about this Assignment. Assignee represents and warrants to Assignor that Assignee has had no dealings of any kind with any other broker or any other party in connection with the Leased Premises and hereby indemnifies and holds Assignor harmless from any claim of Assignee's Broker or any other broker or party for any commission or compensation in connection with the assignment of the Lease or the Sublease arising and based upon any dealing or negotiation by such broker or other party with Assignee. Assignor represents and warrants to Assignee that Assignor has had no dealings of any kind with any other broker or any other party in connection with the Leased Premises and hereby indemnifies and holds Assignee harmless from any claim of Assignor's Broker or any other broker or party for any commission or compensation in connection with the assignment of the Lease or the Sublease arising and based upon any dealing or negotiation by such broker or other party with Assignor. Assignee shall pay Assignor's Broker and Assignee's Broker their respective commissions pursuant to the provisions of a separate agreement. The provisions of this Section shall survive the expiration or termination of this Assignment, and are not intended to run to the benefit of the aforesaid brokers.

    10. "AEIS" (a) Assignee represents that Assignee has made an examination and inspection of the Leased Premises and any leasehold improvements contained therein, Assignee agrees that, except as expressly provided herein, Assignee enters into this Assignment without any representations or warranties by Assignor, its agents, representatives, employees, servants or any other person as to the condition of the Leased Premises or as to their fitness for the use or purpose intended by Assignee. Assignee agrees to accept the Leased Premises "as is" and in "broom clean" condition as of the Effective Date without requiring any alterations, improvements, repairs or decorations to be made by Assignor or at Assignor's expense, provided, however, that Assignor, at its expense, shall have the right, but not the obligation, to remove art work, personal property not affixed to the Leased Premises and IT equipment (other than cabling). By way of clarification, Assignor shall not be required to remove any fixtures, built-ins, filing cabinets, carpeting, wall treatments, cabling, raised floors, or any other personal property. Assignor shall not have the right to remove any other fixtures or equipment from the Leased Premises. Assignor shall repair any damage to the Building and/or to the portion of the Leased Premises which is caused by of arising from the removal Assignor's personal property and Assignor shall be obligated to deliver the Leased Premises in substantially the same condition as it exists on the dare hereof, reasonable wear and tear excepted, without limiting the generality of the foregoing, all systems shall be terminated in good and workmanlike manner, in compliance with the Lease and applicable laws. An affiliate of Assignor and Assignee are simultaneously herewith entering into a Bill of Sale (the "Bill of Sale") with respect to the personal property which Assignor elects to leave in the Leased Premises upon vacating the same. Nothing contained in the Bill of Sale shall require, or be deemed to imply, that Assignor or DLJ Leasing Corporation, the seller thereunder, has any obligation to leave certain personal property items within the Leased Premises. Such Bill of Sale shall nor apply to any personal property items that Assignor removes from the Leased Premises as permitted hereunder.

       (b) Assignor is not liable or bound in any manner by expressed or implied warranties, guaranties, promises, statements, representations or information pertaining to the Leased Premises made or furnished by any real estate broker, agent, employee, servant or other person representing or purporting to represent Assignor unless the same are specifically set forth herein. All understandings and agreements that existed heretofore between the parties hereto are merged in this Assignment, which alone fully and completely expresses their agreement, and the same has been entered into after full investigation, neither parry relying upon any statement or representation not embodied in this Assignment made by or on behalf of the other. No warranty or representation contained in this Assignment shall survive the Effective Date unless specifically stated herein so as to survive.

    11.  NOTICES

    (a) All notices, demands or requests made pursuant to, under or by virtue of this Assignment must be in writing and sent to the party to which the notice, demand or request is being made by personal delivery, nationally recognized over night courier service, or postage prepaid, certified or registered mail, return receipt requested, as follows:

    To Assignor:

    Credit Suisse First Boston (USA), Inc. 277 Park Avenue New York, New York 10172 Attention: Raj f. Vakharia

    With a,copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attention; Wallace L. Schwartz, Esq.

    TO ASSIGNEE:

    The Chase Manhattan Bank
270 Park Avenue
New York, New York 10017
Attention: William C. Viets, Esq.

    WITH A COPY TO:

    The Chase Manhattan Bank
2 Chase Manhattan Plaza

New York, New York 10081
Attention: Ms. Leslie Whatley

    WITH AN ADDITIONAL COPY TO:

    The Chase Manhattan Bank
2 Chase Manhattan Plaza
New York, New York 10081
Attention: Peter I. Reiter, Esq.

    WITH A COPY TO:

    Jones, Day, Reavis & Pogue
599 Lexington Avenue
New York, New York 10022
Attention: Andrew J. Green, Esq.

    (i) Any such notice, demand or request shall be deemed to have been rendered or given on the date received, in the case of personal delivery or delivery by national recognized courier service, or on the date which is three (3) business days after mailing.

    (ii) The persons designated for receipt of such notices, demands or requests and the addresses to which they shall be given.or made may be changed or supplemented by notice given to each of the other parties listed in paragraph (a) of this Section and such changes shall take effect three
         (3) business days after such notice is given.

    12.  ADDITIONAL COVENANTS.

    (a) Assignee shall provide the financial information specifically set forth in Section 20.9 of the Lease and shall cooperate with Assignor in commercially reasonable respects, at no cost or liability to Assignee, in connection with the release of Assignor from liability under the Lease pursuant to said Section 20.9.

    (b) For a period of ninety (90) days after the last Remainder Space is delivered to Assignee, Assignor shall provide Assignee with access to a knowledgeable team of individuals familiar with the Dedicated Systems, technology systems, data centers and other Building Systems serving the Leased Premises in order to ensure that Assignee's employees are trained and familiar with all such Dedicated Systems and Building Systems.

    (c) Assignee hereby further covenants that until November 16, 2001, Assignee shall (i) upon request by Assignor, from time to time, deliver to Assignor information pertaining to Assignee's net worth and annual income, (ii) on or before May 1, 2001, deliver to Assignor Assignee's annual report, (iii) notify Assignor promptly in the event of any change in Assignee's credit rating, and (iv) upon request by Assignor, deliver to Assignor certificates of insurance indicating Assignee's compliance with the Lease requirements with respect to insurance, and providing for Assignor as an additional insured.

    (d) Assignor shall provide to Assignee copies of all service and maintenance logs, agreements and warranties applicable to Dedicated Systems, other building systems and equipment, to the extent the same are in Assignor's, or Assignor's agents, possession.

    (e) Assignor shall comply with the requirements of Sections 20.4 and 20.7 of the Lease in connection with execution and delivery of the Assignment. Assignee shall comply with Sections 20.4 and 20.6 of the Lease in connection with the execution and delivery of the Sublease.

    (f) On or prior to the last Delivery Date, Assignor shall cause the IDA Documents and PILOT Agreement to be terminated and shall deliver evidence of such termination to Assignor.

    (g) In the event that Assignor receives the consent of Landlord to assign to Assignee the 37th, 38th and/or 48th floors at 277 Park Avenue (space (the "CONTIGROUP SPACE") which is currently being subleased (the "CONDITION SUBLEASES") by Assignor from The Contigroup Companies, Inc.; "CONTIGROUP"), and Contigroup shall not have exercised its right of recapture under the Contigroup Sublease, then Assignor hereby covenants that it shall assign the Contigroup Subleases to Assignee on the same terms and conditions as set forth herein and Assignee hereby covenants that it shall accept and assume the Cintigroup Subleases from and after the effective date of such assignment.

    13. PARKLING ARRANGEMENT. Assignee, in addition to this Assignment, hereby agrees to accept and assume the lease with Manhattan Parking attached hereto as EXHIBIT F (the "PARKING AGREEMENT"), upon the same terms and conditions as set forth therein.

    14. FURTHER ASSURANCES. Each of Assignor and Assignee, at its own expense, will execute, acknowledge and deliver all such reasonable further acts, documents or instruments, in form reasonably satisfactory to it, and take all such actions as may be reasonably necessary to effect this Assignment.

    15.  DISPUTE RESOLUTION.

    (a) Any and all disputes, controversies and claims (including, without limitation, the adjustments calculated pursuant to SECTION 4 hereof) arising out of or relating to this Assignment shall be settled and determined by arbitration in New York City pursuant to the terms and provisions of this SECTION 15.

    (b) If a party hereto elects to submit a dispute, controversy or claim to arbitration, then such patty (the "Initiating Party") must timely and properly elect to do so by notice (each, an "ARBITRATION NOTICE") of such election to the other party (the "RESPONDING-PARTY"). The Arbitration Notice shall set forth:

       (x) with reasonable specificity the dispute(s), controversy(ies) or claim(s) to be submitted to arbitration; and

       (y) appoint, and set forth the name and address of, the person who will act as arbitrator on behalf of the Initiating Party in connection with such arbitration.

    (c) (i) The Responding Party, Within five (5) business days after its receipt of the Arbitration Notice, shall give notice to the Initiating Party, which notice shall appoint, and set forth the name and address of a second arbitrator with respect to the dispute in question (it, being agreed that if (x) the Responding Party shall fail to appoint a second arbitrator within such five (5) business day period, and (y) such failure shall continue for two (2) business days after the Responding Party receives a notice of such failure from the Initiating Party, then the first arbitrator may appoint such second arbitrator), and, thereafter the two (2) appointed arbitrators shall promptly proceed to decide the issue to be determined.

        (ii) If, within five (5) business days following the appointment of the second arbitrator, the two (2) appointed arbitrators shall be unable to agree with respect to the issue to be determined, then the two (2) arbitrators shall appoint, by written instrument delivered to both the Initiating Party and the Responding Party, a third arbitrator with respect to the dispute in question (it being agreed that if the two (2) arbitrators shall fail to appoint a third arbitrator within the aforesaid five (5) business day period, then either the Initiating Party or the Responding Party may apply to the American Arbitration Association ("AAA") or if the AAA shall refuse or fail to act, to a court of competent jurisdiction in the State of New York, for the appointment of such third arbitrator).

       (iii) The three (3) arbitrators so appointed shall promptly proceed to decide the issue to be determined. The arbitrators shall be instructed to render a decision within eight (8) business days of the appointment of the third arbitrator. The written decision of any two (2) of the arbitrators shall be binding and conclusive upon both the Initiating party and the Responding Party.

    (d) All the reasonable fees of the arbitrators appointed hereunder (whether by Assignor, Assignee, the AAA or a court) shall be paid by the non-prevailing party in the arbitration. In addition, the non-prevailing party shall reimburse the prevailing party for the reasonable out-of-pocket costs (including, without limitation, reasonable attorney's fees and the costs of witnesses and experts) incurred by the prevailing party in connection with the arbitration.

    (e) With respect to any conclusive and binding decision of the arbitrators rendered pursuant to this SECTION 15, judgment may be entered thereupon in any court of competent jurisdiction. In rendering their decision, the arbitrators shall have no power to modify any of the provisions of this Assignment, and the jurisdiction of the arbitrators is limited accordingly, it being understood that the arbitrators shall only have authority to decide the issue to be determined and in no event shall the arbitrators have the authority to award damages.

    16. GENERAL. (a) This Assignment contains all of the terms agreed upon between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral understandings.

    (b) This Assignment may not be changed, modified or terminated except by an instrument executed by the parties hereto.

    (c) Neither this Assignment nor any interest herein or in the Lease may be assigned (voluntarily, by operation of law or otherwise) by Assignee until November 21, 2001. Any such assignment in violation of this
       SECTION 16(C) shall be null and void. Assignor shall have the right to cure any defaults on the part of Assignee which are outstanding as of November 16, 2001 upon three (3) business days notice to Assignee.

    (d) The parties do not intend to confer any rights or benefits hereunder on any parties other than the Landlord, the parties hereto, their successors and permitted assigns.

    (e) No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

    (f) This Assignment shall be binding upon and inure to the benefit of Landlord, Assignor, Assignee and their respective successors and permitted assigns.

    (g) Whenever the context shall require, the singular shall include she plural, the plural shall include the singular and words of any gender shall be deemed to include words of any other gender.

    (h) This Assignment shall be governed by and in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within that State, without giving effect to the conflict-of-laws principles thereof.

    (i) This Assignment shall be interpreted and its terms construed without giving affect to any presumption against the party drafting or causing the drafting of the provision in question.

    (j) Assignor, in accordance with the provisions of Section 15.4 of the Lease, shall request an estoppel certificate from Landlord in the form of Exhibit G it attached hereto and made a putt hereof (the "LANDLORD ESTOPPEL CERTIFICATE"). In the event that Assignor shall, after making good faith efforts to obtain the Landlord Estoppel Certificate from Landlord, be unable to obtain the same, then provided that Assignor certifies to Assignee that the statements in the Landlord Estoppel Certificate are true and correct, the condition set forth in this subparagraph shall be deemed satisfied. Notwithstanding the foregoing, upon Assignee's receipt of an estoppel certificate from Landlord, then Assignor's certifications, to the extent covered in such estoppel certificate shall be deemed null and void, and to the extent not so covered, Assignor's certifications shall remain in effect, pursuant to the provisions contained in Section 6 hereof.

    (k) Assignor shall not amend, modify, waive any rights or settle any claims in any manner whatsoever which affects the rights and obligations of Tenant under the Lease in any manner whatsoever or terminate the Lease without Assignee's prior written consent.

    IN WITNESS WHEREOF, the parties hereto have executed and caused this Assignment to be executed on the day and year first above written.

                                                       CREDIT SUISSE FIRST BOSTON (USA), INC.

                                                       By:             /s/ GEORGE P. TWILL
                                                            -----------------------------------------
                                                                      Name: George P. Twill
                                                                     TITLE: MANAGING DIRECTOR

                                                       THE CHASE MANHATTAN BANK, a New York banking
                                                       corporation

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            TITLE:

STATE OF NEW YORK.  )                         ) COUNTY OF NEW YORK)

    On the 28th day of December, in the year 2000, before me the undersigned, a Notary Public in and for said State, personally appeared George P. Twill known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument as the authorized signatory of Credit Suisse First Boston (USA),Inc., a Delaware corporation, and who acknowledged to me that he executed the same in his capacity as such authorized signatory, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

    Given under my hand and official seal, this 25th day of December, 2000.

                                                       ---------------------------------------------
                                                                       Notary Public

My Commission Expires:

    IN WITNESS WHEREOF, the parties hereto have executed and caused this Assignment to be executed on the day and year first above written.

                                                       CREDIT SUISSE FIRST BOSTON (USA), INC.

                                                       By:             /s/ GEORGE P. TWILL
                                                            -----------------------------------------
                                                                      Name: George P. Twill
                                                                     TITLE: MANAGING DIRECTOR

                                                       THE CHASE MANHATTAN BANK, a New York banking
                                                       corporation

                                                       By:            /s/ CHARLES J. MAIKISH
                                                            -----------------------------------------
                                                                     Name: Charles J. Maikish
                                                                           TITLE: S.V.P

STATE OF NEW YORK.   )
                        )
COUNTY OF NEW YORK)

    On the 28th day of December in the year 2000 before me, the undersigned, personally appeared Charles J. Maikish personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is
(are) subscribed to the within instrument and acknowledged to me that he/ she/they executed the same in his/her/their capacity(ies), and that by his/her/thier signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

                                                       By:              /s/ AZEEMA RAMIAN
                                                            -----------------------------------------
                                                                          Notary Public